Exhibit 10.4

October 6, 2006

Dawn Robertson

125 Mont Albert Road

Canterbury, Vic 3126

Australia

Dear Dawn,

It is our pleasure to offer you a position at Gap Inc. This letter sets forth our offer to you to join Gap Inc. (the “Company”) as Division President, Old Navy. In this position you will report to Paul Pressler, President and Chief Executive Officer, Gap Inc. Please Note: This offer is contingent upon successful completion of a background screen and reference check. You should not take any steps in reliance on this offer until these contingencies have been satisfied.

Salary. Your annual salary will be U.S. $900,000, payable every two weeks. Your first performance and compensation review will occur no later than March 2008.

Initial Bonus. In addition to your salary, you will receive a bonus of U.S. $300,000 in January 2007, provided you are employed on the date of payment. This will be processed as supplemental income and is subject to supplemental taxes. In the event you voluntarily terminate your employment or your employment is terminated For Cause, you will be required to repay within ninety (90) days of your last day of employment 100% of this bonus if the termination occurs within the first anniversary of the date of payment, and 50% of this bonus if termination occurs between the first and second anniversary of the date of payment. The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including, but not limited to the Code of Business Conduct.

Annual Bonus. Based on your position as a Division President, beginning in Fiscal 2007 you will be eligible for an annual bonus based on achievement of Gap Inc. and/or Division financial objectives as well as operational goals. You are not eligible to participate in the program for fiscal 2006 (February 2006 – January 2007). Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Any bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Bonuses for fiscal 2007, if any, are scheduled for payment in March 2008 and you must be employed by Gap Inc. on the payment date with a performance rating of “On Target” or above to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding. For fiscal year 2007 only, you will receive a bonus of at least U.S. $337,500 (50% of your target bonus based on your initial base salary) under the program described above provided you are employed by Gap Inc. on the date the bonus is paid. Bonus payments are subject to supplemental income tax withholding.

Dawn Robertson

October 6, 2006

Page Two

Long-Term Incentive Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in the Company’s success over time.

Stock Options. Subject to approval by the Compensation and Management Development Committee of the Board of Directors (“the Committee”) and the provisions of Gap Inc.’s stock option plan, you will be granted options to purchase 600,000 shares of Gap Inc. common stock on the date when the options are approved by the Committee (the “date of grant”), which will be within ninety days of your first date of employment. The option price shall be determined by the fair market value of the stock on the date of grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed by the Company on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 150,000 shares vesting one year from date of grant

Option to purchase 150,000 shares vesting two years from date of grant

Option to purchase 150,000 shares vesting three years from date of grant

Option to purchase 150,000 shares vesting four years from date of grant

Performance Stock Awards. Based on your position as a Division President, beginning in Fiscal 2007 you are eligible for performance stock awards. Performance stock awards reward achievement of Gap Inc. and/or division financial objectives. You are not eligible to participate in the program for fiscal 2006 (February 2006 – January 2007). Under the current program, your annual target for this program is equal to 40% of your base salary. Depending on results, your actual performance stock award, if any, may be higher or lower and can reach a maximum of 80%. Performance stock awards will be prorated based on active time in position, changes in base salary, or changes to the performance stock award target that may occur during the fiscal year. Awards are made in the form of performance units that are paid in Gap Inc. stock upon vesting. For fiscal 2007, the award of your performance units, if any, is scheduled to be made in March 2008 provided you are employed by the Company on the date of the award with a performance rating of “On Target” or above. The number of performance units will be determined in March 2008 by dividing the value of the award as a percentage of base salary by the fair market value of Gap Inc. common stock on the award date, rounded down to the nearest whole performance unit. The award will vest 50% two years from the date of grant and 50% three years from the date of grant provided you are employed by the Company on the vesting date. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Awards are subject to income tax withholding upon vesting.

You may be eligible for future Long-Term Incentive Awards as a participant in the Focal Review process.

Financial Planning Assistance. To help you achieve your financial goals, we offer a financial counseling service through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately upon hire, and it is 100% company paid.

Dawn Robertson

October 6, 2006

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Benefits. Gap Inc. offers a competitive benefits package designed to assist you in securing your financial future and managing your work and personal life. In addition to medical, dental, vision, life and income protection, you are eligible for Gap Inc.’s LifeStyle Benefits, which include an Employee Assistance Program, home loan services and tuition reimbursement. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for thirty (30) days of Paid Time Off on an annual basis in addition to Company-paid holidays. PTO accrues each pay period up to a cap based on regular hours paid, and can be used for vacation, illness or personal business. Please refer to the enclosed summary of the Company’s benefits for more information on our extensive benefits package.

Relocation. Gap Inc. will reimburse you for your relocation expenses related to your move from Melbourne, Australia to San Francisco, California in accordance with the Company's relocation policy. Our Global Relocation Services Group will provide you with an outline of your relocation benefits and obligations. By signing this letter you agree to abide by the terms of the Company's relocation policy, including but not limited to the provision that requires you to pay back all or a portion of the amount spent on relocation should you leave the Company within two years of your hire date. A relocation administrator will call you to review the specific components of your relocation package and work with you throughout the relocation process. In the meantime, if you have questions, please call Pam Prestininzi, Director, Global Relocation Services at (800) 333-7899, x42410.

Tax Equalization. The Company will provide you with tax equalization on your employment-based income from Gap Inc. from your date of hire through December 31, 2006, excluding any income related to stock options. The intent of tax equalization is to minimize your tax costs associated with your maintaining tax residency in Australia for the balance of this calendar year. For purposes of tax equalization, your home location will be considered San Francisco, California. Tax equalization will ensure that you are taxed as if you are solely a resident of San Francisco. In order for the Company to complete your tax equalization calculation, you will be required to submit your finalized US and Australian tax returns to the Company’s designated tax provider.

Termination/Severance. In the event that your employment is involuntarily terminated from the Company for reasons other than For Cause from your first date of employment to your second employment anniversary, the Company will pay you your then current salary for six months (the “severance period”) in exchange for you signing a settlement agreement that includes but is not limited to a full release of any claims you may have against the Company. If you accept new employment or establish any other professional relationship (e.g. a consulting relationship) for which you are compensated during the severance period or if you breach your remaining obligations to the Company (e.g. your duty to protect confidential information, agreement not to solicit Company employees), such severance payments will cease. After your second anniversary, payments, if any, will be made pursuant to any then existing Gap Inc. policy regarding severance for which you are eligible. Payments will be made over the applicable time period succeeding your termination in accordance with section 409A of the Internal Revenue Code.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as provided in this offer.

Dawn Robertson

October 6, 2006

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Start Date and Orientation. Your first day with the Company will be October 30, 2006 provided you have established residency in the U.S. prior to that date. As a new employee, you will need to complete critical payroll paperwork as well as attend a New Employee Orientation. During Orientation, you will be introduced to our Purpose, Values and Behaviors – our cultural framework that helps guide us to be the company we want to be and unifies us as one organization. You will also experience an exciting and interactive journey through Gap Inc.’s past, present and future as part of your Learning Map activity. Prior to your start date, please contact Eva Sage-Gavin at 415-427-3080 to schedule your Orientation.

On your first day, you will need to process critical payroll paperwork, which will take approximately one hour. Please bring identification and proof of authorization to work in the U.S. A complete list of appropriate documentation is enclosed in your “New Employee Orientation” materials. The list includes items such as a driver’s license and Social Security card, or a U.S. passport. Please review the list carefully. If you have questions about documentation, please contact Eva Sage-Gavin at 415-427-3080.

Proprietary Information or Trade Secrets of Others. You represent and warrant to us that: 1) you do not have any other agreements, obligations, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations as outlined herein; and 2) prior to your first day of employment with Gap Inc. you will return all property and confidential information belonging to all prior employers; and 3) you will not disclose to us, or use, or persuade any other Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to execute and abide by the attached Confidentiality and Non-Solicitation Agreement before, during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions about the compliance manual, you may contact Gap Inc. Stock Administration, at (415) 427-4697.

Employment Status. You understand that your employment is “at-will.” This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason with or without cause. The only way your at-will status can be changed is if you enter into an express written contract with the Company that contains the words “this is an express contract of employment” and is signed by an officer of the Company.

Dawn Robertson

October 6, 2006

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Please review and sign your agreement, which incorporates the Confidentiality and Non-Solicitation Agreement attached, and return them to Eva Sage-Gavin at Gap Inc. You certify by your signature below that you have no agreements, obligations, relationships or commitments to any other person or entity that would conflict with your acceptance of this offer, including any ongoing obligations you may have to your former employer, and that you are able to accept and fully perform the duties of this position. We must receive your signed agreement before you start your employment. You may keep one original for your personal records. This offer is valid only until October 13, 2006 and may be withdrawn at any time before you accept it.

Dawn, it is our pleasure to extend this offer. We look forward to working with you.

Yours sincerely,

/S/ PAUL PRESSLER
Paul Pressler President and CEO Gap Inc.

Confirmed this 14th day of October, 2006

/S/ DAWN ROBERTSON
Dawn Robertson

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

I, Dawn Robertson, in consideration of the offer of employment as Division President, acknowledge that the services I will perform for Gap Inc. are unique and extraordinary and that I will be in a relationship of confidence and trust with Gap Inc. As a result, before or during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, before, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc.

I agree that in the event my employment is terminated for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

In order to protect the Confidential Information, I agree that so long as I am employed by Gap Inc., and for a period of one year thereafter, I will not, directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees, consultants, or vendors. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

I agree now, and after my employment with the Company terminates not to, directly or indirectly, disparage the Company in any way or to make negative, derogatory or untrue statements about the Company, its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

ACKNOWLEDGED AND AGREED TO THIS 14th DAY OF October, 2006.

/S/ DAWN ROBERTSON
Dawn Robertson